Exhibit 10.1

OMNICELL QUARTERLY EXECUTIVE BONUS PLAN

(FY 2005 – Effective beginning Q2 2005)

OBJECTIVES:

1) Drive earnings predictability and backlog growth

2) Drive execution of operating plan and strategic objectives

3) Motivate and inspire employees to contribute at peak performance

ELIGIBILITY: All employees at the Director level and above (including Section 16 executive officers) who are employed full-time by Omnicell during an entire eligibility period (fiscal quarter) are eligible for the Executive Bonus Plan. If an individual is hired after the start of the relevant quarter, or is no longer employed by Omnicell as of the last day of the relevant quarter, the employee is not eligible to participate in the Quarterly Executive Bonus Plan (the "Plan") for that quarter.

INCENTIVE TARGET: The Incentive Target is stated as a percentage of quarterly base salary.  50% of the total Incentive Target is based on achievement of the quarterly Corporate Target (as defined below), and 50% is based on achievement of the quarterly Individual Targets.  The quarterly Corporate Target must be achieved before any Individual Target (as defined below) bonus is paid, but failure to achieve Individual Targets will not similarly affect payment of the Corporate Target portion of the bonus.  It is anticipated that the Incentive Target levels will range from 15% to 40% of a participant's quarterly salary depending on his or her seniority level.

PAYMENT SCHEDULE: The Incentive Target is paid on a quarterly basis typically in the first payroll period after the compensation committee of the Board of Directors (the “Committee”) has determined that the Corporate Target for a particular quarter was reached.

BONUS COMPONENTS:

Corporate Target: The Corporate Target is driven by the corporate profitability and sales backlog growth goals.  Achievement of the Corporate Target requires 100% achievement of both the EPS Target and Backlog Target as set forth below.

• EPS Target – The profitability portion of the Corporate Target is achieved if the company meets the quarterly profitability threshold target set by the Committee. There is an upside payment potential of an additional 10% of each individual’s total bonus amount for achievement of each incremental profitability metric above the threshold target as set by the Committee.

• Backlog Target – The backlog growth portion of the Corporate Target is achieved by meeting the backlog threshold target set by the Committee.

Individual Target: The Individual Target is based on achievement of goals tied to the corporate operating plan and strategic objectives. Achievement of the Individual Target requires 100% achievement of both the Budget Target and MBO Target as set forth below:

• Budget Target – The budget goal of the Individual Target is achieved by the individual meeting the individual budget (or equivalent target for individuals that do not control a budget metric) targets set by management.

• MBO Target - The operating and strategic goals of the Individual Target are achieved by meeting the quarterly individual objectives set by the individual’s manager.

End of year make up bonus:  If the EPS Target is achieved for any quarter during the fiscal year but the Backlog Target for that quarter is missed, then that quarter’s Corporate Target bonus can be earned at the end of that fiscal year if the fourth quarter Backlog Target is achieved.   In that circumstance, the Individual Target bonus for each made up quarter will also be paid if the individual achieved his or her Individual Targets during that quarter.

DIRECTION AND ADMINISTRATION:

• CEO may adjust the percentage weightings within the plan to redirect behavior based on changes in the economy, immediate needs of the company, changes in long-term strategies and individual career growth and development throughout the fiscal year.

• Participation in the Plan is at the discretion of Company management. The Company reserves the right to make changes to the Plan at any time. The Committee may alter the incentive payout based on achievement of publicly announced targets, product milestones, strategic goals, cross functional teamwork and collaboration, and unforeseen changes in the economy and/or geopolitical climate.